Exhibit 21

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
                                            Description of Subsidiaries
Name of Subsidiary                          Jurisdiction of incorporation or organization
------------------                          ---------------------------------------------
1. American Flying Crane Corporation        Delaware
   (formerly called American Dairy
   Holdings, Inc.)

2. Heilongjiang Feihe Dairy Co., Limited    Kedong County, Heilongjiang Province,
   The People's Republic of China

3. Heilongjiang Sanhao Dairy Co., Limited   Kedong County, Heilongjiang Province,
   The People's Republic of China

4. BaiQuan Feihe Dairy Co., Limited         BaiQuan County, Heilongjiang Province
   People's Republic of China

5. Shanxi Feihesantai Biology Science       Shanxi Province, The People's Republic of China
   China and Technology Industry, Ltd.